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SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Transcript

Investor Call

November 30, 2021

Ashley DeSimone

Thank you for joining us today, I’m Ashley DeSimone from ICR. Welcome to the Forbes third quarter 2021 financial update.

Before we begin, some legal language. During today’s event, certain statements made that are not statements of historical fact constitute forward-looking statements that are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in these forward-looking statements.

Listeners to this call are cautioned not to place undue reliance on these forward-looking statements which speak only as of today’s date with respect to management’s expectations, beliefs or plans referenced in this investor call.

For more information, please refer to the risks, uncertainties and other factors discussed in Magnum Opus’ SEC filings, including the recently filed Preliminary Proxy Statement, which includes risk factors that relate to Forbes.

All cautionary or other disclaimer statements that we make during this call are applicable to any forward-looking statements that we make whenever and wherever they appear. You should consider carefully the risks, uncertainties and other factors discussed in Magnum Opus’ SEC filings, including those specifically related to Forbes.

In today’s event we will refer to certain non-GAAP financial measures such as Adjusted EBITDA. You will find a historical reconciliation of these non-GAAP measures to actual GAAP results also included in Magnum Opus’ website.

On the call today are Jonathan Lin, Chairman & CEO of Magnum Opus Acquisition Limited, and Mike Federle, Chief Executive Officer of Forbes Global Media Holdings.

With that, I’ll pass the call off to Jonathan.

Jonathan Lin

Thank you Ashley, and thank you everyone for joining today. On behalf of the Magnum Opus team, we are thrilled by the very strong financial performance Forbes has shown this quarter, as well as getting one step closer to completing the business combination through filing the Preliminary Proxy Statement with the SEC. You can find this Preliminary Proxy Statement filing on www.sec.gov as well as the Magnum Opus website.

As a reminder, here is our investment thesis and why we are so excited about this opportunity with Forbes, as they are clearly executing against their growth plan as illustrated in the reported numbers, which Mike will speak to momentarily.

Forbes continues to be an iconic, global and trusted information brand with 104 years of history, visible across countries, platforms and media formats. The company’s digital ecosystem has an impressive and expansive reach, with an engaged audience of more than 150 million people worldwide. Mike and his team are executing an exciting growth strategy to convert a segment of that highly-engaged audience into members across the Forbes platform of products and services, all of which are aligned with the company’s overall success and validation.

Forbes’ corporate strategy is to accelerate the transformation of Forbes into the leading global information brand that empowers people to achieve success.

Forbes’ financial strategy is to drive shareholder value through differentiated direct-to-consumer offerings. The Company has a robust pipeline of exciting initiatives that we believe will serve as foundational building blocks for 2022 and beyond.

All to say, the company sits at a compelling valuation compared to its public peers and precedents, with ample organic investment opportunity on the way to accelerate growth in high-quality and recurring revenue streams.

And with that, I will turn it to Mike to provide some specific details on the company’s third quarter financial results. Mike?

Mike Federle

Thank you Jonathan. Hi everyone, my name is Mike Federle and I am the Chief Executive Officer of Forbes Global Media Holdings. We are excited to share this positive third quarter 2021 financial update, as well as the news of the Preliminary Proxy Statement being filed with the SEC.

In August of this year, we announced our definitive agreement for a business combination with Magnum Opus, a publicly traded special purpose acquisition company, the successful closing of which will result in Forbes becoming a public company. We remain on track with our goal of completing this transaction in the first quarter of 2022. We are excited to partner with Magnum Opus, whose individuals, expertise and accretive relationships we believe will help us accelerate our growth plans.

At Forbes, our editorial mission has been consistent over our 104-year history. This consistency of message has been, I believe, one of the real keys to building such strong, identifiable brand equity. Though the words have changed over 100 years, our mission remains “to give people the knowledge, the resources, inspiration and connections they need to achieve success.”

Our aim has been to “close the gap” between our enterprise value and the much bigger brand value through a successful digital transition and a direct-to-consumer conversion strategy. By strengthening our core business, and leveraging and monetizing our brand and audience, we believe we can be the trusted technology-supported information eco-system.

We also believe our brand and market position holds up extremely well in periods of market disruptions like the COVID-19 pandemic. With the exception of our conference business, which obviously could not operate live events under COVID restrictions, our 2020 results were solid as people sought Forbes’ trusted news and information in unprecedented numbers.

Beginning in the second half of 2020 and continuing through each quarter of 2021, we have seen a strong rebound as the continued distribution of vaccines and waning of the pandemic has seen advertising come roaring back. Additionally, we saw tremendous growth from relatively new initiatives, namely our consumer-facing businesses, Marketplace and Forbes Vetted.

Our year-to-date results through the third quarter 2021 offer proof of this continued momentum: Forbes’ revenue increased 34 percent year-over-year to $165 million. The growth was across all our business lines, including our Media business, which is principally digital revenue our brand extensions, and our newer Consumer business led by Marketplace, which increased 651% year-over year and now represents over 15% of consolidated revenues.

Year-to-date third quarter Adjusted EBITDA increased 133 percent to $33 million, with significant margin expansion in the Forbes Media division, and Marketplace turning profitable at 18 percent margin versus a loss in 2020.

The Company also saw record levels of cash generation, with free cash flow of $28 million or 83 percent of Adjusted EBITDA.

Due to seasonality around our customers spending behavior, the fourth quarter has historically been Forbes’ largest quarter from a revenue and profitability standpoint, with the fourth quarter of 2020 representing approximately 34 percent of our 2020 annual revenues and over 70 percent of 2020 Adjusted EBITDA. While some uncertainty remains around the pandemic, we are encouraged by our current fourth quarter pipeline momentum.

Clearly, we are tracking ahead of the guidance we provided in August when we initially announced this transaction. At that time, we anticipated 2021 revenue of $211 million and 2021E Adjusted EBITDA of $44 million.

Given this fact, combined with the strength of our year-to-date financial performance and our exciting growth prospects for 2022 and beyond, we intend to provide updated financial guidance at our formal Analyst Day event, which we expect to be held in January next year.

As we mentioned before, our transaction remains on track to close in the first quarter of 2022 and, upon closing, we expect to have a financial position and balance sheet that will enable us to further capitalize on our successful digital transformation, using technology and data-driven insights to create more deeply engaged audiences, and associated high-quality and recurring revenue streams.

We couldn’t be more excited about our upcoming business combination with Magnum Opus and our public listing in the months ahead. I will now turn it back to Jonathan for some final thoughts.

Jonathan Lin

Thank you Mike, and congratulations to you and the entire Forbes team for such a great quarter.

As a reminder, the transaction information is available in the recent filing, but as a quick summary, the transaction values the combined company at an implied pro forma enterprise value of $630 million, net of tax benefits.

We are expecting to raise approximately $600 million of gross proceeds consisting of the contribution of approximately $200 million of cash held in Magnum Opus' trust account, assuming no redemptions by the public shareholders of Magnum Opus, and $400 million of additional capital through a PIPE.

To conclude, in Opus’ view, Forbes is a conversion story of an under-monetized asset with a clear roadmap in doing so. We believe we are creating significant upside optionality for the investor, which could be achieved through (i) consumer conversion, (ii) further brand extension, (iii) QAI monetization, or (iv) strategic M&A, at a substantial discount to public comparables.

Thank you very much everyone for joining us today.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act that are based on beliefs and assumptions and on information currently available to Magnum Opus and Forbes. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans as they relate to the proposed transaction, are also forward-looking statements. These statements involve risks, uncertainties and other factors, including the risk factors related to Forbes described in the Preliminary Proxy Statement filed by Magnum Opus with the SEC, that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of Magnum Opus and Forbes believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of Magnum Opus and Forbes cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties relating to the proposed transaction that have been described in the Preliminary Proxy Statement filed by Magnum Opus with the SEC and other risks and uncertainties that will be described in other documents to be filed by Forbes or Magnum Opus from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements in this communication include statements regarding the proposed transaction, including the timing and structure of the transaction, the proceeds of the transaction and the benefits of the transaction, and Forbes’ growth projections. Neither Magnum Opus nor Forbes can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including the ability to complete the Business Combination due to the failure to obtain approval from Magnum Opus’s shareholders or satisfy other closing conditions in the Business Combination agreement, the occurrence of any event that could give rise to the termination of the Business Combination agreement, the ability to recognize the anticipated benefits of the Business Combination, the amount of redemption requests made by Magnum Opus’s public shareholders, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those included under the heading “Risk Factors” in the proxy statement filed by Magnum Opus with the SEC and those included under the heading “Risk Factors” in the Magnum Opus’s final prospectus relating to its initial public offering dated March 23, 2021 and other filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Magnum Opus, Forbes, their respective directors, officers or employees or any other person that Magnum Opus and Forbes will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this communication represent the views of Magnum Opus and Forbes as of the date of this communication. Subsequent events and developments may cause those views to change. However, while Magnum Opus and Forbes may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Magnum Opus or Forbes as of any date subsequent to the date of this communication.

Important Information and Where to Find It

In connection with the proposed transaction, Magnum Opus has filed a Preliminary Proxy Statement and plans to file a Definitive Proxy Statement with respect to the shareholders meeting of Magnum Opus to vote on the proposed transaction. Shareholders of Magnum Opus and other interested persons are encouraged to read the Preliminary Proxy Statement and, when available, any amendments thereto and the Definitive Proxy Statement as well as other documents to be filed with the SEC because these documents contain, or will contain, important information about Magnum Opus, Forbes and the proposed transaction. The Definitive Proxy Statement will be mailed to shareholders of Magnum Opus as of a record date to be established for voting on the proposed transaction. Once available, shareholders of Magnum Opus will also be able to obtain a copy of the proxy statements and other documents filed with the SEC without charge, by directing a request to: Unit 1009, ICBC Tower, Three Garden Road, Central, Hong Kong. The Preliminary Proxy Statement and, once available, the Definitive Proxy Statement can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Magnum Opus and Forbes and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of Magnum Opus and their ownership is set forth in Magnum Opus’s filings with the SEC, including its final prospectus relating to its initial public offering dated March 23, 2021. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Magnum Opus shareholders in connection with the potential transaction is set forth in the Preliminary Proxy Statement filed with the SEC and will be set forth in the Definitive Proxy Statement to be filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Unit 1009, ICBC Tower, Three Garden Road, Central, Hong Kong.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Magnum Opus or Forbes, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by Forbes’ management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization expense, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

Forbes believes Adjusted EBITDA is relevant and useful information for investors because it allows investors to view performance in a similar to the method used by management. There are limitations on the use of Adjusted EBITDA and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in Forbes’ industry, may calculate non-GAAP financial measures differently than Forbes does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to Forbes on a consolidated basis that Forbes has reported in accordance with GAAP. Although Forbes uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate Forbes’ business. Forbes’ presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

The following table reconciles consolidated net income (loss) to Adjusted EBITDA for the periods presented:

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Net income (loss)	$19,508	$(2,772)
Interest expense	605	752
Interest income	(18)	(18)
Income taxes	3,922	517
Depreciation and amortization	11,113	10,038
Stock-based compensation	3,050	(2,409)
Management fees	750	730
Gain/loss on sale	(1,384)	(12)
Restructuring charges(1)	2,336	6,736
Goodwill impairment	-	-
Gain on loan forgiveness	(8,036)	-
Gain on sale of Forbes Media Hong Kong Limited	(1,556)	-
Other(2)	3,154	793
Adjusted EBITDA	$33,444	$14,355

(1)	The restructuring charges consist of severance related expenses and costs incurred in businesses that are no longer operational.

(2)	Relates to the amortization of deferred revenue that was initially recognized at fair value during the 2014 business combination pursuant to a Membership Interest Purchase Agreement executed on July 16, 2014. This amount also includes losses in equity method investments.